U.S SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549 -------------------------------------
FORM 8-K

CURRENT REPORT
Date of Report (Date of earliest event reported) December 17, 2002

HERITAGE COMPANIES, INC.

(Exact Name of Registrant as specified in its charter)

NEVADA	333-66994	43-1932733
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

7500 College Boulevard Suite 900
Overland Park, Kansas 66210 _____________________________
(Address of Principal or
Executive Offices)

(913) 906-9898
___________________________
(Registrant’s Telephone Number)

11658 West 75th Street Shawnee Mission, Kansas 66214
(Former name or former address, if changed since last report)

Item 2.  Acquisition or Disposition of Assets.

On December 17, 2002, the Company was formally notified by E-Myth, LLC that it was exercising its contractual right to cancel the Shared Service Agreement dated February 1, 2001, by and between E-Myth, LLC and Heritage Companies, Inc. The agreement required E-Myth, LLC to provide office space, management, accounting and back office support and day-to-day financing to Blair Consulting Group, LLC.  In connection therewith, on December 17, 2002, the Board of Directors approved a transaction whereby it effectively disposed of its 80% membership interest in Blair Consulting Group, LLC by transferring its ownership interest to E-Myth, LLC.  In consideration for the transfer of membership interest, E-Myth, LLC agreed to the following:

·

E-Myth, LLC will execute and deliver a stock power, which assigns and conveys any and all rights Blair Consulting Group, LLC has in the 93,751 Heritage common shares (currently held by Blair Consulting).

·

The forgiveness of all inter-company payables/receivables by and between Heritage, Blair and E-Myth.

·

The assumption by E-Myth, LLC of any and all liabilities whether known or unknown at this time related to the initial acquisition and ongoing operations (including any and all income and payroll taxes) of Blair Consulting Group, LLC.

·

E-Myth, LLC will indemnify and hold Heritage Companies, Inc. harmless from all litigation, claims and other liabilities (including any all income and payroll taxes) related to the initial acquisition and ongoing operations of Blair Consulting Group, LLC.

·

Heritage Companies, Inc. will indemnify and hold E-Myth, LLC harmless from all litigation, claims and other liabilities related to past, present and future operations of Heritage Companies, Inc., previously National Headhunters, Inc.

E-Myth, LLC is controlled by Cary Daniel and James Windmiller  who are members of the Company’s Board of Directors.

Item 5. Other events.

In connection with the transfer of ownership of Blair Consulting Group, LLC interests to E-Myth, LLC, Cary Daniel and James Windmiller tendered their resignation as members of the Company’s Board of Directors.

Item 7.  Financial Statements and Exhibits

·

Exhibit 2.01  - Agreement dated December 17, 2002, by and between Heritage Companies, Inc. and E-Myth, LLC related to the disposal of Blair Consulting Group, LLC described in Item 2.

·

Exhibit 99.01 - The Company is providing unaudited pro forma financial information relative to the transaction described in Item 2.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Heritage Companies, Inc.
(Registrant)

Date:	December 17, 2002	/s/ Thomas J. Heckman
Thomas J. Heckman, Principal Executive Officer and Chairman of the Board of Directors